Exhibit 99

NEWS RELEASE	Hamilton Beach Brands Holding Company
4421 Waterfront Dr, Glen Allen, VA , 23060
Tel. (804) 273-9777

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Wednesday, March 7, 2018

HAMILTON BEACH BRANDS HOLDING ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2017 RESULTS

Highlights:

•	Q4 2017 Consolidated revenues increased 2.7% over Q4 2016

•	Q4 2017 Hamilton Beach revenues increased 7.1% over Q4 2016, while Kitchen Collection revenues decreased 13.0%

•	Q4 2017 Hamilton Beach operating profit increased 11.2% over Q4 2016

•	Q4 2017 Consolidated net income includes a charge of $4.7 million, or $0.34 per share, related to U.S. tax reform legislation

Glen Allen, Virginia, March 7, 2018 - Hamilton Beach Brands Holding Company (NYSE: HBB) today announced fourth quarter and full year results for 2017. Consolidated revenues were $265.8 million for the fourth quarter of 2017 compared with consolidated revenues of $258.9 million for the fourth quarter of 2016. Consolidated operating profit was $31.0 million for the fourth quarter of 2017 compared with $31.1 million for the fourth quarter of 2016.
The fourth quarter and full year consolidated results include a provisional tax charge of $4.7 million under the new U.S. tax reform legislation, primarily associated with the remeasurement of deferred tax amounts, the non-deductible nature of certain employee compensation and a one-time transitional tax on certain unremitted earnings of non-U.S. subsidiaries. Including the impact of tax reform legislation, the 2017 fourth quarter consolidated net income was $13.8 million, or $1.01 per diluted share, compared with consolidated net income of $18.6 million, or $1.36 per diluted share, for the fourth quarter of 2016.
Full-year 2017 consolidated revenues were $740.7 million compared with $745.4 million in 2016. Full-year 2017 consolidated operating profit decreased to $38.1 million from $43.4 million in 2016. The 2017 operating profit includes $2.5 million of one-time costs incurred to effect the spin-off from the Company's prior parent company in the third quarter of 2017. Consolidated net income was $17.9 million, or $1.31 per diluted share, for the year ended December 31, 2017 compared with consolidated net income of $26.2 million, or $1.91 per diluted share, for the year ended December 31, 2016.
Excluding the impact of the U.S. tax reform legislation, Adjusted income was $18.5 million, or $1.35 per diluted share, for the fourth quarter of 2017 and $22.6 million, or $1.65 per diluted share for the 2017 full year. Consolidated EBITDA for the fourth quarter and year ended December 31, 2017, was $31.7 million and $43.5 million, respectively. Adjusted income and EBITDA in this press release are provided solely as a supplemental non-GAAP disclosure. For reconciliations from GAAP results to the non-GAAP results, see pages 6 and 9.

Consolidated Cash Flow and Liquidity Discussion
For the 2017 full year, Hamilton Beach Brands Holding Company generated consolidated cash flow before financing activities of $26.1 million, which was comprised of net cash provided by operating activities of $33.4 million less net cash used for investing activities of $7.3 million. For the 2016 full year, Hamilton Beach Brands Holding Company generated consolidated cash flow before financing activities of $56.6 million, which was comprised of net cash provided by operating activities of $62.5 million less net cash used for investing activities of $5.9 million.
The Company had cash on hand of $10.9 million as of December 31, 2017 compared with $11.3 million as of December 31, 2016. Debt as of December 31, 2017 was $51.3 million compared with $38.7 million as of December 31, 2016.

Hamilton Beach Brands, Inc. - Fourth Quarter Results
Hamilton Beach reported net income of $12.0 million and revenues of $219.8 million for the fourth quarter of 2017 compared with net income of $14.4 million and revenues of $205.1 million for the fourth quarter of 2016. Operating profit increased to $26.5 million in the fourth quarter of 2017 from $23.9 million in the fourth quarter of 2016. Net income in 2017 includes a provisional discrete tax charge of $4.1 million for the new U.S. tax reform legislation. Excluding this charge, Hamilton Beach had Adjusted income of $16.1 million for the 2017 fourth quarter.
Revenues increased in the fourth quarter of 2017 compared with 2016 primarily as a result of an increase in revenues in the U.S. Consumer and International consumer markets and in the Commercial market, primarily driven by an increase in sales volumes.
Both the 2017 operating profit and Adjusted income increased over 11% compared with the prior year fourth quarter. These increases were primarily due to an improvement in gross profit and favorable foreign currency movements as the Canadian dollar strengthened against the U.S. dollar, partly offset by incremental costs incurred as a stand-alone public entity and higher advertising expenses and professional fees. Gross profit improved as a result of increased sales volumes, as well as reduced product costs.

Hamilton Beach - Full Year Results
For the year ended December 31, 2017, Hamilton Beach reported net income of $21.1 million and revenues of $615.1 million compared with net income of $26.6 million and revenues of $605.2 million in 2016. The 2017 net income includes the provisional discrete tax charge of $4.1 million for the new U.S. tax reform legislation and $2.5 million, or $2.1 million after taxes of $0.4 million, of one-time costs incurred to effect the spin-off from the Company's prior parent company in the third quarter of 2017.

Hamilton Beach - Cash Flow Discussion
During 2017, Hamilton Beach generated cash flow before financing activities of $22.6 million, which was comprised of net cash from operating activities of $28.8 million less net cash used for investing activities of $6.2 million. During 2016, Hamilton Beach generated cash flow before financing activities of $53.9 million, which was comprised of net cash from operating activities of $58.7 million less net cash used for investing activities of $4.8 million. The decrease in cash flow before financing activities between years was primarily the result of a reduction in the 2016 net working capital due to favorable increases in supplier and customer terms and an increase in 2017 capital expenditures.

Hamilton Beach - Outlook
Changing consumer buying patterns, including the shift of sales from in-store channels to internet sales channels, continue to create uncertainty about the overall growth prospects for the U.S. retail market for small appliances. Despite this uncertainty, the consumer retail market for small kitchen appliances grew modestly in 2017 and is also expected to grow modestly in 2018 compared with 2017. The international and commercial markets in which Hamilton Beach participates are expected to continue to grow moderately.
Hamilton Beach continues to focus on strengthening the consumer market position of its various product lines through product innovation, promotions, increased placements and branding programs. Hamilton Beach will continue to leverage its strong brand portfolio by introducing new innovative products, as well as upgrades to certain existing products across a wide range of brands, price points and categories in both consumer and commercial marketplaces. The company continues to pursue opportunities to create or add product lines and brands that can be distributed in high-end or specialty stores and on the Internet, including new products under its CHI®-branded garment care line and Wolf Gourmet-branded product line, both of which are gaining traction and generating incremental revenue. Hamilton Beach also expects its growing global commercial business to benefit from broader distribution of several newer products, including its new QuantumTM high-performance commercial blender. Hamilton Beach's robust commercial and consumer product pipeline is expected to affect both revenues and operating profit positively in 2018 and in future periods.
As a result of the current market environment, new or enhanced product introductions and an expected increase in higher-priced, higher-margin product placements resulting from the execution of the company's strategic initiatives, Hamilton Beach's revenues are expected to increase in 2018 compared with 2017. Improvements in revenues are expected in all business divisions, which include U.S. Consumer, International consumer and Commercial. Hamilton Beach expects product demand in the first half of the year to increase based on current customer commitments. Firmer commitments for the second half of the year and the holiday-selling season are expected to occur in the second and third quarters. As a result, Hamilton Beach expects moderate revenue growth in the first half of 2018, with modest growth in the second half of the year, but as better visibility is gained, expectations could be revised.
Benefits of these increased revenues are expected to be partly offset by product cost inflation, which is expected to be mitigated by adjustments to product placements and pricing, costs to implement Hamilton Beach's strategic initiatives and the full year effect of incremental public company costs the Company will incur as a standalone public entity. As a result, Hamilton Beach's 2018 operating profit is expected to increase moderately compared with 2017. Operating profit in the first half of 2018, particularly in the first quarter, is expected to be moderately higher than the first half of 2017, while operating results in the second half of the year are expected to be comparable to the second half of 2017 due to the timing of product cost increases. Hamilton Beach continues to monitor currency effects, as well as commodity and other input costs, closely and intends to continue to adjust product prices and product placements as market conditions permit.
    While 2018 operating profit is expected to be moderately higher than in 2017, net income is expected to increase substantially over 2017 as a result of a lower effective corporate income tax rate, as well as the absence of the provisional charge that was recorded in 2017 for U.S. tax reform legislation.
In 2018, cash flow before financing activities is expected to be higher than 2017 and capital expenditures are expected to be approximately $10 million.

Longer term, Hamilton Beach continues to work to improve return on sales through economies of scale derived from market growth and its strategic revenue growth initiatives. These initiatives are focused on enhancing Hamilton Beach's placements in the North American consumer business, enhancing sales in the e-commerce market, expanding its participation in the "only-the-best" market by investing in new products to be sold under the Wolf Gourmet®, Weston®, Hamilton Beach® Professional and CHI® brand names, expanding internationally in emerging growth markets, increasing its global commercial presence through enhanced global product lines for chains and distributors serving the global food service and hospitality markets and leveraging its other strategic initiatives to drive category and channel expansion.

Kitchen Collection - Fourth Quarter Results
Kitchen Collection reported revenues of $47.3 million for the fourth quarter of 2017 compared with revenues of $54.4 million for the fourth quarter of 2016 and net income of $2.0 million for the fourth quarter of 2017 compared with net income of $4.2 million for the fourth quarter of 2016. At December 31, 2017, Kitchen Collection operated 210 stores compared with 223 stores at December 31, 2016.
The fourth quarter of 2017 results include a provisional discrete tax charge of $0.6 million associated with the new U.S. tax reform legislation. In addition, during the fourth quarter of 2017, Kitchen Collection recorded charges of $0.4 million pre-tax related to lease termination costs for the January 2018 closings of two unprofitable stores.
Despite effectively executing plans to close unprofitable stores, maintain strong gross margins and generate positive cash flow, these steps could not combat the effect of reduced customer traffic. The decrease in revenues and net income was primarily the result of a decline in comparable store sales from reduced customer traffic, which resulted in a decline in the number of store transactions and a decrease in the average sales transaction value, and the loss of sales from closing 19 underperforming stores since December 31, 2016. The lease termination costs and the one-time income tax expense also contributed to the decrease in net income.

Kitchen Collection - Full Year Results
For the year ended December 31, 2017, Kitchen Collection reported a net loss of $3.3 million and revenues of $128.5 million compared with a net loss of $0.4 million and revenues of $144.4 million for the year ended December 31, 2016.

Kitchen Collection - Cash Flow Discussion
For the 2017 full year, Kitchen Collection generated cash flow before financing activities of $3.5 million, which was comprised of net cash provided by operating activities of $4.7 million partially offset by net cash used for investing activities of $1.2 million. For the 2016 full year, Kitchen Collection generated cash flow before financing activities of $2.7 million, which was comprised of net cash provided by operating activities of $3.8 million partially offset by net cash used for investing activities of $1.1 million.

Kitchen Collection - Outlook
The retail environment at physical store locations continues to be challenged as changing consumer shopping patterns have led to declining consumer traffic to physical locations and reduced in-store transactions as consumers buy more over the Internet or utilize the Internet for comparison shopping. These factors are expected to continue to reduce Kitchen Collection's target consumers' spending on housewares and small appliances in mall locations. Given this market environment,

Kitchen Collection continues to focus on optimizing its store count for current foot traffic trends.
Over the past several years the pace of new Kitchen Collection® store openings has slowed and the number of store closings has increased. During 2017 Kitchen Collection closed 19 stores and opened six. The Company expects this trend to continue. Currently, approximately 75% of Kitchen Collection's store portfolio is in outlet mall locations and 25% is in traditional malls. In 2018, Kitchen Collection plans to continue to aggressively manage its store portfolio through natural lease expirations and ongoing renegotiations of rent commitments, as well as early lease terminations if sales at certain stores continue to deteriorate. By the end of 2018, Kitchen Collection has a goal of having approximately two-thirds of its stores with leases of one year or less, while also maintaining its focus on decreasing the number of stores to a smaller core group of profitable outlet stores in more favorable outlet mall locations. If Kitchen Collection cannot reach acceptable terms with its landlords as leases come up for renewal, the pace of store closings could increase.
As a result of these initiatives, Kitchen Collection expects revenues in 2018 to decrease compared with 2017 as it continues to prudently close non-performing stores. Kitchen Collection plans to continue to focus on maintaining strong gross margins, reducing operating expenses and optimizing working capital. However, without an increase in store traffic, the company expects the 2018 operating and net losses to be comparable to 2017 despite the absence of the 2017 lease termination and tax reform charges. However, net losses in the first half of 2018 are expected to be higher than in the prior year and the second half of the year as a smaller tax benefit will be realized on the seasonally higher first half losses due to a lower effective income tax rate under the new U.S. tax reform legislation.
Due to forecasted working capital changes and capital expenditures, cash flow before financing activities is expected to result in a use of cash in 2018. Capital expenditures are expected to be approximately $0.5 million.
Kitchen Collection aims to provide consumers with highly desirable products at affordable prices. Kitchen Collection's continued focus on increasing the average sale per transaction, the average closure rate and the number of items per transaction through the continued refinement of its format and improved customer interactions to enhance customers' store experience is expected to generate sales growth over time. Additionally, improved product offerings, a focus on sales of higher-margin products, merchandise mix and displays, closure of underperforming stores and optimizing its expense structure are expected to generate improved operating profit over time. As a result, Kitchen Collection believes its smaller core store portfolio is well positioned to take advantage of any future traffic recovery.

Hamilton Beach Holding - Consolidated Outlook
In the current market environment and including the various factors noted in the Hamilton Beach and Kitchen Collection segment outlooks, Hamilton Beach Holding expects 2018 consolidated net income to increase substantially over 2017 primarily due to lower income tax expense. As a result of the U.S. tax reform legislation, Hamilton Beach Holding expects its effective income tax rate to be in the range of 26% to 28% in 2018.

Conference Call
In conjunction with this news release, the management of Hamilton Beach Brands Holding Company will host a conference call on Thursday, March 8, 2018 at 9:00 a.m. eastern time. The call may be accessed by dialing (866) 393-4306 (Toll Free) or (734) 385-2616 (International), Conference ID: 8796786, or over the Internet through Hamilton Beach Brands Holding Company's website at www.hamiltonbeachbrands.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through March 15, 2018. The online archive of the broadcast will be available on the Hamilton Beach Brands Holding Company website.

Annual Report on Form 10-K
Hamilton Beach Brands Holding Company's Annual Report on Form 10-K has been filed with the Securities and Exchange Commission. This document may be obtained free of charge by directing such requests to Hamilton Beach Brands Holding Company, 4421 Waterfront Drive, Glen Allen, Virginia 23060, Attention: Investor Relations, by calling (440) 229-5130, or from Hamilton Beach Brands Holding Company's website at www.hamiltonbeachbrands.com.

Non-GAAP and Other Measures
For certain pre-tax disclosures included in this earnings release, the resulting after-tax amount and the related income tax amount have been included. The tax effect is based on the statutory tax rate generally applicable to the transaction or the effective income tax rate of the entity to which the disclosure relates. Certain after-tax amounts are considered non-GAAP measures in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company's income from continuing operations.
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure of operating results. Management believes that EBITDA assists investors in understanding the results of operations of the Company. In addition, management evaluates results using EBITDA.
The Company has also reported Adjusted income and earnings per diluted share for the year ended December 31, 2017 excluding the effects of the new U.S. tax reform legislation in the "Fourth Quarter and Full-Year 2017 Results." Management believes a discussion excluding the impact of the U.S. tax reform legislation is more reflective of the Company's underlying business operations and enables investors to better understand the results of operations. Following is the reconciliation of the fourth quarter and full-year 2017 consolidated results and earnings per diluted share, as reported, to adjusted income and earnings per share excluding the impact of the U.S. tax reform legislation.

(in millions, except per share data)	Q4 2017	Diluted earnings per share	FY 2017	Diluted earnings per share
2017 Consolidated Net Income, as reported	$13.8	$1.01	$17.9	$1.31
U.S. Tax Reform impact on Hamilton Beach Brands	4.1	0.30	4.1	0.30
U.S. Tax Reform impact on Kitchen Collection	0.6	0.04	0.6	0.04
2017 Consolidated Adjusted income	$18.5	$1.35	$22.6	$1.65

	Q4 2017		FY 2017
(in millions)	Hamilton Beach Brands	Kitchen Collection	Hamilton Beach Brands	Kitchen Collection
2017 Net Income (Loss), as reported	$12.0	$2.0	$21.1	$(3.3)
U.S. Tax Reform impact	4.1	0.6	4.1	0.6
2017 Adjusted income	$16.1	$2.6	$25.2	$(2.7)

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary's operations include, without limitation:
Hamilton Beach Brands, Inc.: (1) changes in the sales prices, product mix or levels of consumer purchases of small electric and specialty housewares appliances, (2) changes in consumer retail and credit markets, including the increasing volume of transactions made through third-party internet sellers, (3) bankruptcy of or loss of major retail customers or suppliers, (4) changes in costs, including transportation costs, of sourced products, (5) delays in delivery of sourced products, (6) changes in or unavailability of quality or cost effective suppliers, (7) exchange rate fluctuations, changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which Hamilton Beach buys, operates and/or sells products, (8) product liability, regulatory actions or other litigation, warranty claims or returns of products, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) increased competition, including consolidation within the industry, (11) shifts in consumer shopping patterns, gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the level of customer purchases of Hamilton Beach's products, (12) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, and (13) the actual impact of the U.S. Tax Cuts and Jobs Act of 2017 may affect future earnings as the amounts reflected in 2017 are preliminary estimates and exact amounts will not be determined until a later date, and there may be other judicial or regulatory interpretations of the U.S. Tax Cuts and Jobs Act that may also impact these estimates and future financial results.
Kitchen Collection: (1) decreased levels of consumer visits to brick and mortar stores, (2) increased competition, including through online channels, (3) shifts in consumer shopping patterns, gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the number of customers visiting Kitchen Collection® stores, (4) changes in the sales prices, product mix or levels of consumer purchases of kitchenware and small electric appliances, (5) changes in costs of inventory, including transportation costs, (6) delays in delivery or the unavailability of inventory, (7) customer acceptance of new products, (8) the anticipated impact of the opening of new stores, the ability to renegotiate existing leases and effectively and efficiently close under-performing stores, (9) changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which Kitchen Collection buys, operates and/or sells products, and (10) the actual impact of the U.S. Tax Cuts and Jobs Act of 2017 may affect future earnings as the amounts reflected in 2017 are preliminary estimates and exact amounts will not be determined until a later date, and there may be other judicial or regulatory interpretations of the U.S. Tax Cuts and Jobs Act that may also impact these estimates and future financial results.

About Hamilton Beach Brands Holding Company
Hamilton Beach Brands Holding Company is an operating holding company for two separate businesses. Hamilton Beach Brands, Inc. is a leading designer, marketer and distributor of branded small electric household and specialty housewares appliances, as well as commercial products for restaurants, bars and hotels. The Kitchen Collection, LLC is a national specialty retailer of kitchenware in outlet and traditional malls throughout the United States. For more information about Hamilton Beach Brands Holding Company and its subsidiaries, visit the Company’s website at www.hamiltonbeachbrands.com.

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HAMILTON BEACH BRANDS HOLDING COMPANY AND SUBSIDIARIES
CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31		December 31
	2017	2016	2017	2016
	(In thousands, except per share data)

Revenues	$265,778	$258,915	$740,749	$745,357
Cost of sales	193,492	187,534	546,928	551,586
Gross profit	72,286	71,381	193,821	193,771
Operating expenses
Selling, general and administrative expenses	40,962	39,935	154,305	149,016
Amortization of intangible assets	345	345	1,381	1,381
	41,307	40,280	155,686	150,397
Operating profit	30,979	31,101	38,135	43,374
Other expense
Interest expense	531	259	1,831	1,374
Other, net, including interest income	1,166	549	227	837
	1,697	808	2,058	2,211
Income before income tax provision	29,282	30,293	36,077	41,163
Income tax provision	15,517	11,661	18,172	14,984
Net income	$13,765	$18,632	$17,905	$26,179

Basic earnings per share	$1.01	$1.36	$1.31	$1.91

Diluted earnings per share	$1.01	$1.36	$1.31	$1.91

Basic weighted average shares outstanding	13,673	13,673	13,673	13,673
Diluted weighted average shares outstanding	13,685	13,673	13,685	13,673

EBITDA RECONCILIATION (UNAUDITED)

	Quarter Ended
	3/31/2017	6/30/2017	9/30/2017	12/31/2017	12/31/2017 Trailing 12 Months
	(In thousands)
Net income (loss)	$(1,357)	$1,238	$4,259	$13,765	$17,905
Income tax provision (benefit)	(814)	761	2,708	15,517	18,172
Interest expense	415	462	423	531	1,831
Interest income	—	(1)	—	—	(1)
Depreciation and amortization expense	1,308	1,174	1,227	1,902	5,611
EBITDA*	$(448)	$3,634	$8,617	$31,715	$43,518

* EBITDA in this press release is provided solely as a supplemental disclosure with respect to operating results. EBITDA does not represent net income, as defined by U.S. GAAP and should not be considered as a substitute for net income, or as an indicator of operating performance. Hamilton Beach Brands Holding Company defines EBITDA as income (loss) before income tax provision (benefit), plus net interest expense and depreciation and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

HAMILTON BEACH BRANDS HOLDING COMPANY AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	Three Months Ended		Year Ended
	December 31		December 31
	2017	2016	2017	2016
	(In thousands)
Revenues
Hamilton Beach	$219,751	$205,112	$615,071	$605,170
Kitchen Collection	47,343	54,439	128,520	144,351
Eliminations	(1,316)	(636)	(2,842)	(4,164)
Total	$265,778	$258,915	$740,749	$745,357

Operating profit
Hamilton Beach	$26,540	$23,871	$41,487	$43,033
Kitchen Collection	4,450	7,198	(3,418)	376
Eliminations	(11)	32	66	(35)
Total	$30,979	$31,101	$38,135	$43,374

Income before income tax provision (benefit)
Hamilton Beach	$24,918	$23,154	$39,744	$41,098
Kitchen Collection	4,375	7,107	(3,733)	100
Eliminations	(11)	32	66	(35)
Total	$29,282	$30,293	$36,077	$41,163

Net income
Hamilton Beach	$11,988	$14,373	$21,117	$26,557
Kitchen Collection	1,996	4,184	(3,272)	(355)
Eliminations	(219)	75	60	(23)
Total	$13,765	$18,632	$17,905	$26,179